EXHIBIT 10.6

Jimbo Realty Corp

1044 B Portion Road

Ronkonkoma, NY 11779

February 6, 2018

United Spirits Inc.

44 Seabro Ave

N. Amityville, NY 11701

Re: Lease extension 44 Seabro Ave, N. Amityville, NY 11701

Dear Rich,

Your lease on the above referenced premises will expire on January 31, 2018. This letter when countersigned by both of us in the place set forth under the words "consented to" will constitute a 3 year lease extension with a 3% increase each year.

Rent for February 1, 2018 through January 31, 2019 will be $4,477.69 monthly; this represents a 3% increase. Due February 1st will be the monthly rent of $4,477.69 plus security increase of $260.84 as the security is to equal 2 month's rent at all times.

All other terms and conditions of the lease heretofore executed by and between landlord and the tenant, shall remain in full force and effect for this lease extension period. This extension only takes effect if the tenant is current with all his payments.

Please sign where designated and return (2) copies of this lease extension. Upon receipt of same, Mr. Gray Jr will sign the papers and return a copy for your files.

Thank you for your attention to this matter.

Consented to: United Spirits Inc.

By:	/s/ Richard DeCicco	Date: 3/27/2018
Richard Decicco
President

Jimbo Realty Corp.

By:	/s/ James L. Gray, Jr.	Date: 3/27/2018
James L. Gray, Jr.
President